EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Edible Garden AG Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	1	Equity	Common Stock, par value $0.0001 per share	457	(c)	4,043,142	$1.43	$5,781,693.06	$0.00013810	$798.45
		Total Offering Amounts						$5,781,693.06		$798.45
		Total Fees Previously Paid								-
		Total Fee Offsets								-
		Net Fee Due								$798.45

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of the Registrant’s common stock that may be issuable as a result of stock splits, stock dividends, or similar transactions. The Proposed Maximum Offering Price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based on the average of the high ($1.47) and low ($1.39) prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on November 10, 2025.